UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 1-A
REGULATION A OFFERING CIRCULAR
UNDER THE SECURITIES ACT OF 1933


DE3 INC.
(Exact name of registrant as specified in its charter)


Delaware
88-4255818
(State or other jurisdiction of
(I.R.S. Employer
incorporation or organization)
Identification Number)


7379
Primary Standard Industrial Classification Code Number

Address, including zip code, and telephone number, including area code, of registrant's principal executive offices

Keith Louis De Santo
Chief Executive Officer
100 South Ashley Drive Suite 600
Tampa, Florida 33602-5300
727-281-1996



	    Maximum                                       Net Proceeds
	    Number of                                     to the Company
	    Shares     Offering Price     Commissions     before expenses

Per Share       1         $10.00               -              $10.00
Total       2,000,000   $20,000,000            -            $20,000,000


An Offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission ("SEC"). Information contained in this Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering statement filed with the SEC is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We have listed the links to our SEC filings on our website, De3.ai.

De3 Inc.
Minimum Offering of 100,000 shares of Class A common stock
Maximum Offering of 2,000,000 shares of Class A common stock

De3 Inc. (The Company), a Delaware corporation hereby offers investment shares in a machine learning microbe and contaminate detection company with ownership in:

Pathogen and Contaminate Detection LLC, a limited liability company that specializes in detection of pathogens, contaminates and pollutants (all types of matter) on surfaces, from water sources and in the air using sample receptacles, detection liquid tubes, drones, robots, and artificial intelligence and machine learning algorithms.

Biosurfactants LLC, a limited liability company that specializes in machine learning testing applications to determine which environmental applications leave no residual toxicity in the environment.

AI and ML LLC, a limited liability company that specializes in machine learning applications to streamline counting. Two corporations that own all technology including, but limited to domain names, trade secrets, and all past, present, and future USPTO and WIPO patent applications.

This is an initial public offering of our shares of Class A common stock. We are offering up to a maximum of 2,000,000 shares of Class A common stock at an offering price of $10.00 per share with a minimum offering amount of $1,000,000 (the "Minimum Offering Amount") and a maximum offering amount of $20,000,000 (the "Maximum Offering Amount") (collectively, the "Offering"). The Offering will terminate on the earliest of: (1) the date on which the Maximum Offering Amount has been sold, (2) the date which is one year after this Offering being qualified by the U.S. Securities and Exchange Commission (the "SEC"), or (3) the date on which this Offering is earlier terminated by us in our sole discretion and for any reason (the "Termination Date").

The shares offered hereby are highly speculative and an investment in the shares involves a high degree of risk. Investors must be prepared to bear the economic risk of the investment for an indefinite period and be able to withstand a total loss of their investment.

Offering Circular dated June 22, 2023

Until we achieve the Minimum Offering Amount, the proceeds for the Offering will be kept in a non-interest-bearing account (the "Offering Escrow Account"). Upon achievement of not less than the Minimum Offering Amount and the closing on such amount, the proceeds will be distributed to us in one closing and the associated shares will be issued to the investors. If the Offering does not achieve the Minimum Offering Amount, and therefore does not close, the proceeds for the Offering will be promptly returned to investors, without deduction and without interest. We will obtain Escrow Account agent after the Offering has been qualified by the SEC.

Price per share to the public is $10.00. Underwriting commissions are 0 currently.
   Total Minimum is $1,000,000 or 100,000 Class A common stock shares
   Total Maximum is $20,000,000 or 2,000,000 Class A common stock shares The expenses of this offering are expected to be between $10,000 and $27,000.
The common stock for purposes of this offering is non-voting Class A common stock "common stock".




This Offering is being conducted on a "best efforts" basis pursuant to Regulation A of Section 3(6) of the Securities Act of 1933, as amended (the "Securities Act"), for Tier 1 Offerings. We intend to complete one closing. Until we complete the closing, the proceeds for this Offering will be kept in an offering deposit account maintained by an Escrow agent named later. The minimum purchase requirement per investor is 2,500 shares of Common Stock for $25,000; however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion.


We expect to commence the sale of the shares as of the date on which the Offering Statement of which this Offering Circular is a part is declared qualified by the SEC. We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and, as such, may elect to comply with certain reduced reporting requirements for this Offering Circular and future filings after this Offering. Investing in our common stock involves a high degree of risk. Please see "Risk Factors" in this offering circular for a listing of certain risks that you should consider before investment in our common stock.Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than ten percent (10%) of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)
(i)(c) of Regulation a+. For general information on investing, we encourage you to refer to www.investor.gov.

The SEC does not pass upon the merits of or give its approval to any securities offered or the terms of the Offering, nor does it pass upon the accuracy or completeness of any Offering Circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the SEC. However, the SEC has not made an independent determination that the securities offered are exempt from registration. This Offering Circular follows the disclosure format of Part I pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

Initially, we will not enlist the assistance of anyone or any entity to help us with the placement of this offering. If we do decide to use federally registered Broker Dealer "SEC", we will amend our offering with the SEC.
This offering circular contains the narrative section of the Form 1-A Offering Circular and requires us to provide disclosures about our business, officer and director biographical information, material risks of the offering, uses of offering proceeds, management's discussion and analysis, officer and director compensation, beneficial ownership information, related party transaction, and the security being offered.The price of the common stock offered to the public is considered by the company to be fair and reasonable.


230.251 SCOPE OF SEC EXEMPTION
(a) Tier 1 and Tier 2. A public offer or sale of eligible securities, as defined in Rule 261 (230.261), pursuant to Regulation A shall be exempt under section 3(b) from the registration requirements of the Securities Act of 1933 (the "Securities Act") (15 U.S.C. 77a et seq.).(1) Tier 1. Offerings pursuant to Regulation A in which the sum of all cash and other consideration to be received for the securities being offered ("aggregate offering price") plus the gross proceeds for all securities sold pursuant to other offering statements within the 12 months before the start of and during the current offering of securities ("aggregate sales") does not exceed $20,000,000, including not more than $6,000,000 offered by all selling securityholders that are affiliates of the issuer ("Tier 1 offerings").The Company may engage a FINRA member to assist in the placement of this offering. See Plan of Distribution page 45 for details of compensation paid to the Broker if and when the Broker is chosen.

The Company may engage an escrow agent to hold funds tendered by investors in compliance with SEC Rules 15c2-4 and 10b-9. The offering is being conducted on a best-efforts basis with a minimum offering amount of $1,000,000. The offering will terminate at the earlier of dates. The date at which the maximum offering amount has been sold. The date, which is one year from this offering being qualified by the Commission.

The Company hereby offers investment shares in a technology company that owns
3 limited liability companies and 2 Intellectual property holding corporations.

The shares offered hereby are highly speculative and an investment in the shares involves a high degree of risk. Investors must be prepared to bear the economic risk of the investment for an indefinite period and be able to withstand a total loss of their investment.









TABLE OF CONTENTS

Summary of Information.........Page 7

Detailed Information...........Page 9

Risk Factors &.................Page 17
Industry Risks

Use of Proceeds................Page 33

Management.....................Page 35

Board of Directors.............Page 36

Contact........................Page 36

Financial Statements...........Page 37

Notes on Financial.............Page 40
Statements


I. Regulation A filing

The Company is in the process of filing a Regulation A Offering Circular with the Securities and Exchange Commission. The CEO on behalf of Start Engine has registered with the SEC filing system called Edgar to complete the necessary filings.

II. Regulatory Disclosures and Risk factors

The United States securities and exchange commission does not pass upon the merits or give its approval of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials.These securities are offered pursuant to an exemption from registration with the commission; however, the commission has not made an independent determination that the securities offered are exempt from registration. Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10 percent of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review rule 251 d 2 i c of regulation a. For general information on investing, we encourage you to refer to www.investor.gov.

This offering is inherently risky. See risk factors on page 9.

In making an investment decision, investors must rely on their own examination of the company and the terms of the offering, including the merits and risks involved.The company reserves the right to reject any prospective investment in whole or in part, or to allot to any prospective investor less than the amount of shares such investor desires to purchase.

The information contained in this offering circular has been obtained from sources believed by the company to be reliable, and such information is believed by the company to be accurate and complete. However, neither the delivery of this offering circular nor any sale of the shares described herein shall, under any circumstances, create any implication that the information contained herein is true and accurate as of any time subsequent to the date which appears on the cover page of this offering circular. The artificial intelligence market is developing and there is not much data available and some of the data that is public is not credible.

Investors should not construe the contents of this offering circular or any communication, whether written or oral, from the company or its employees or agents, as personal, legal, tax, accounting, or other professional advice. Each investor should consult their own counsel, accountants, and other professional advisors as to legal, tax, accounting, and related matters concerning their investment in this offering, the offering contained herein can be withdrawn at any time before closing and is specifically made subject to the conditions described in this offering circular. The company reserves the right to reject any subscription in whole or in part.

Except as indicated herein, no person has been authorized to give any information or make any representation other than those contained in this offering circular in connection with the offer contained herein and, if given or made, such information or representation must not be relied upon. The company will make available to each investor and their purchaser representative during this offering and prior to the sale of the shares the opportunity to ask questions of and receive answers from the company concerning any aspect of the investment and to obtain, to the extent De3 inc. Possesses such information or can acquire it without unreasonable effort or expense, any additional information necessary to supplement or verify the accuracy of the information contained in this offering circular.

Any reproduction or distribution of this offering circular, in whole or in part, is prohibited.

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This offering circular may contain forward-looking statements and information relating to, among other things, the company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the company's management. When used in the offering which includes all offering materials accompanying the offering. The words estimate, project, believe, anticipate, intend, expect and similar expressions are intended to identify forward-looking statements, which constitute forward-looking-statements.

These statements reflect management's current views with respect to future events and are subject to risks and uncertainties that could cause the company's actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.
The company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.
There is a risk of losing your entire investment investing in the company.

INDUSTRY AND MARKET DATA

The company has also listed information from 3rd parties that has not been nor can be verified. The company accepts no liability for inaccurate information contained in this offering. The company is a technology company whereby machine learning algorithms are used in its applications. The algorithms are also referred to as artificial intelligence "ai" applications. This ai industry in our belief is in its beginning stages and the risks are unknown.

Although we are responsible for all disclosure contained in this Offering Circular, in some cases we have relied on certain market and industry data obtained from third-party sources that we believe to be reliable. Market estimates are calculated by using independent industry publications in conjunction with our assumptions regarding the biosurfactant industry and market. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings "Statement Regarding Forward Looking Statements and Risk Factors in this Offering Circular".


OFFERING CIRCULAR SUMMARY

This Offering Circular Summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our common stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the Risk Factors section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled "Statement Regarding Forward Looking Statements."

SUMMARY OF COMPANY INFORMATION

The Company was organized on NOVEMBER 2, 2022, under the laws of the State of Delaware. Our executive offices are located at 100 S Ashley Drive Suite 600 Tampa Florida 33602 and our telephone number is 727 281 1996. The website address is www.De3.ai. The information on our website is basic industry information. Trade secrets and proprietary information is kept for only a small group of associates who have signed non-disclosure agreements.

In 2018, the research phase of the detection technology whereby the biosurfactant production and application phase was completed by the founder of the company, Keith Louis De Santo. Acting as an individual and not for any company, he completed some basic research and was able to detect matter using different approaches than presently used. He also completed research for a rhamnolipid electrostatic spray. His other focus was to eliminate indoor and outdoor microbial threats using biosurfactants, then to create a biofilm to deter the formation of microbes. No regulatory agencies were requested to comment on our applications, nor do we know of any who would comment on Artificial Intelligence applications.

The company utilizes computer software algorithms and hardware to scan environments (indoor and outdoor) for contaminants and microbes. The hardware includes but is not limited to drones, robots, folded mirror lenses, sample reservoirs and liquid tubes with embedded adjustable microslides that detect all types of matter whether singular or clusters. The software algorithms are proprietary and operate and manage all aspects of the Universal Matter and Microbe Detection Apparatus or "UMMDA"
The technology also has a contaminate and microbe elimination component. The UMMDA after detection of a contaminate, biological germ or pathogen "threat", subjects the threat to a reservoir of Biosurfactants (chemicals secreted from bacteria) whereby algorithms determine before application and after biosurfactant application data to determine what if any residual effect is introduced into the environment after elimination of threat. This technology detects toxicity after environmental cleanup applications.

In our belief, the materials, videos, and pictures along with the present and future risk disclosures listed in this offering, tell of the basics of the technology of the company.

The company was listed on a crowd funder who offers crowd funding over the internet called StartEngine. The company raised approximately $25,000.00 by selling non-voting common stock shares at $2.50 a share. Before that offer, The Chief Executive Officer and founder, Keith Louis De Santo has primarily self-funded the research and development process with some financial assistance from a small group of trusts and family.

The following is an overview of the corporate structure.
De3 Inc. is authorized with 100,000,000 Class A non-voting common stock shares and 10,000,000 common stock Class B shares that are voting shares with 150 votes per share. All the Class B common stock shares have been issued to trusts whereby the founder controls the vote.

REGULATORY FILINGS

By the date of this offering, we should have filed a Regulation Statement with the SEC. We plan on filing with the United States Securities Commission SEC through a broker dealer, a secondary Public Offering of our securities after substantial revenues have been gained. We expect an IPO in the year 2023 for an investor exit strategy. Rhamnolipid is registered with the United States Environmental Protection Agency EPA through efforts and costs to Rhamnolipid, Inc.

OMRI Listed Organic Materials Review Institute.

CAS Registry number 4348-76-9. Registered with the FDA for ingestion by humans.

State of Florida Environmental Protection Agency registered by Rhamnolipid, Inc.

ARTIFICIAL INTELLIGENCE

Who's better equipped, humans or an AI platform in the detection, decontamination, and cleaning business. Alan Turing 1912 to 1954, first one to use artificial intelligence, stated that there would be continual debate about the difference between artificial intelligence and human intelligence. He realized that asking whether a machine could think was the wrong question. The right question is Can machines do what we as thinking entities can do.

And if the answer is yes, isn't the distinction between artificial and original intelligence essentially meaningless. We ask, can our AI platforms do a better job than humans and think and learn at a higher rate? We have already proved that. In our particular detection, decontamination janitorial industry, we believe that our array of AI platforms can do a better job than humans and cheaper.

Most notable issues today are human error and people just having basic bad days and not paying attention to what they are doing aside from costs by the hour or by the job. Our algorithms can eliminate many of the decision-making mistakes that humans make. First and foremost, accidental breaking or damaging of contents in homes or businesses will be eliminated. Human stress and burnout also factor in those mistakes. Theft of property and wondering eyes on personal belongings will also be eliminated. Algorithms, drones and robots tend to be very honest.

ALGORITHMS AND DEEP LEARNING

Deep learning is an artificial intelligence function that imitates the workings of the human brain in processing data and creating patterns for use in decision making. Deep learning is a subset of machine learning in artificial intelligence that has networks capable of learning unsupervised from data that is unstructured or unlabeled. Deep learning is also known as deep neural learning or deep neural networks.

ARTIFICIAL INTELLIGENCE AND MACHINE LEARNING

Before we get started, it would be prudent to explain and separate what we do as opposed to what other Artificial Intelligence and Machine Learning companies do. First and foremost, there are many meanings floating out there for Artificial Intelligence "AI" and Machine Learning "ML".

One definition from the web has Artificial Intelligence as defined as "The ability of a computer or other machine to perform those activities that are normally thought to require intelligence".

https://www.wordnik.com/words/artificial%20intelligence

While Machine Learning is defined as "A field of study concerned with the design and development of algorithms and techniques that allow computers to learn."

"ChatGPT is an artificial intelligence chatbot developed by OpenAI and released in November 2022. It is built on top of OpenAI's
GPT-3.5 and GPT-4 foundational large language models and has been fine-tuned using both supervised and reinforcement learning techniques."

https://en.wikipedia.org/wiki/ChatGPT

"GPT" stands for Generative Pretrained Transformer.It's an autoregressive language model that uses deep learning to produce human-like text. When given a prompt, it will generate text that continues the prompt.

https://en.wikipedia.org/wiki/GPT-3


In other words, CHATBOT is a computer program that simulates human conservations to answer and solve questions and GPT is a computer program that answers questions.

Doing a deep dive into what we do is at times very basic, while at other times is quite complex. Computer software algorithms (computer processes) are just that, they are designed to run on a set of instructions. If the computer instruction "algorithm" is to identify something, we are confident that the technology will be get better with time as did the cell phone and internet.

It is our belief that the Generative AI platforms will become more advanced and learn more in the years to come, they are just working out the bugs. Since that AI business is completely different from ours, we can only speak to algorithms that are programmed to detect different types of matter such as bacteria rods etc.

WHAT IS TRAINING OR "MACHINE LEARNING"?

The easy definition is to give the ability of algorithms to learn without being programmed. Basically, the good values or data weighed against bad. There are both classification and predictive training algorithms. For example, one of our training algorithms involves building a model based on data that we know is true i.e., inputting 10,000 pictures of the tobacco virus into a database. The 10,000 images have specific shapes, colors, and sizes. First, with 10,000 different pictures of the virus, when a picture of a car is detected, the algorithm does not recognize the image, therefore it is labeled as "not tobacco virus" This is how it trains itself. If an algorithm is trained to learn what a car is, then the algorithm learns about cars etc.

DE3 TAKES A DIFFERENT APPROACH

De3 algorithms are trained to do one thing, disclose facts. Either it is an identifiable threat, or it isn't. If our algorithms detect a cluster of bacteria rods, it states so. The algorithms CAN NOT be influenced financially, politically or by personal opinions.

Our De3 Chatbot offers users the option of how the UMMDA works, and what would the user desire the UMMDA to do. The final results of UMMDA can verbally be explained to the user if desired. It is designed to have dialogue with users of the UMMDA. The De3 Chatbot can discuss what it should scan in a residence (if that's the application) where it may scan, or which databases it should build with the data collected. If directed so, the De3 chatbot will send final results, contaminate or pathogen information via email or text. The user decides.

Database Management. As of the date of this offering, the database management system that will be used is new patented enterprise database technology from a third party. We are currently in talks with several Fortune 500 tech companies regarding database development and collaboration.


THE PRESENT STATE OF TESTING FOR MICROBES

Currently, accurate testing before the consumption of food, liquids and understanding levels of contaminates in living spaces will lower disease in humans, plants, and animals. Municipal utilities have not been able to accurately detect microbes and contaminants in public drinking water, food processing companies have been unable to detect with high accuracy low levels of bacteria and recalls have increased, hospitals and assisted living facilities are breeding grounds for microbes while cleaning companies are making claims that they can eliminate hazardous materials effectively.

Current methods for detecting pathogens or contaminants in various environments rely on outdated technology and are insufficient for timely disease detection. Some of the commonly used technologies for detecting pathogens include Polymerase Chain Reaction (PCR), Culture-based methods, Next-generation sequencing (NGS), Mass spectrometry, Microarrays,
Biosensors, etc. These traditional methods are time-consuming, labor-intensive, and require specialized skills and equipment.

Further, state, or municipal workers still manually obtain water and soil samples and wear protective gear to prevent contamination, which can compromise the accuracy of the results. The cost associated with these processes is also a significant concern. Pathogens are microorganisms that can cause diseases in humans, animals, and plants. They can be found in various environments such as water, food, air, and other environments, posing a significant threat to public health worldwide. Therefore, the detection of pathogens or other contaminants in liquid samples is crucial in various fields.

The present methods of water purification for distribution through public utilities show false positives and sometimes the impurities are from pipes and retaining basins whereas the data collected is too late and the water has already been consumed. Food processing facilities also have this same problem, hence the increase in recalls over the years. Regardless of what is deemed to be true or false, outsmarting the smartest pathogens and eliminating contaminates has become more expensive, and time-consuming as is not as accurate as they claim to be. The present response times maintain a long duration while machine learning has become the go-to for accurate detection and what response should be taken.

With each passing year, an increasing number of pathogens or contaminants cause illness and fatalities worldwide. The effects of a recent worldwide pandemic continue to generate new variants that further impact populations. As of this application filing, polio has been detected in New York wastewater, Legionnaire's Disease was found in the water supply of New Jersey homes, and B. pseudomallei was found in water and soil along the Mississippi Gulf. This marks the first time B. pseudomallei, which can cause the potentially fatal disease melioidosis, has been identified in the United States.

WHY DE3 TECHNOLOGY IS NEEDED

Even with the traditional methods for detecting pathogens, some pathogens may not be detected due to the limitations of these methods, and they are prone to errors and can be expensive to implement, which highlights the importance of detecting and identifying pathogens in a timely, straightforward, low-cost, and accurate manner to prevent the spread of diseases or any harm. The present technology relates to an accurate detection of contaminates before the consumption of food, and liquids, in particular to an apparatus and method for detecting micro-organisms.

Pathogens are microorganisms that can cause diseases in humans, animals, and plants. They can be found in various environments such as water, food, air, and other environments, posing a significant threat to public health worldwide. Therefore, the detection of pathogens or other contaminants in liquid samples is crucial in various fields.

This specification recognizes that there is a need for an apparatus and method that do not use chemicals, require no maintenance, are fully managed by an artificial intelligence and machine learning platform, and provide solutions that leave no residual effect on the environment. The present disclosure addresses these issues by providing a transparent liquid tube designed for real-time pathogens or contaminants detection in a secure and dependable way. This technology can aid in the detection of pathogens or contaminants, preventing the spread of diseases and reducing the associated costs and risks.


BASICS OF DE3 TECHNOLOGY

The new De3 patent pending technology is based upon detection of contaminates, allergens, pathogens, molds, algae, and micro-organisms
(all hereafter referred to as matter) from the air, surfaces, and water sources. The entire operation is automated and managed by proprietary machine learning algorithms. Drones, robots, and watercraft collect matter from environments and deposit them into sample receptacles that are connected to liquid tubes with detection devices such as lasers and folded mirror lenses. Then computer devices that are trained to detect all types of matter and micro-organisms such as paramecium (their mobility, motility), colors, shapes (i.e., rods and spirals as in bacteria), and pollutants using artificial intelligence algorithms detect in real time.


The UMMDA computer software programs "algorithms" are divided into five applications.

-Management and Automation of the UMMDA
-Learning from malfunctions and mistakes of the UMMDA
-Training of algorithms for detection of all types of singular and cluster of matter
-Elimination of threats to people, animals and plants using biosurfactants -Predictive events to predict manmade and natural environmental catastrophic events.

Users of the UMMDA are given many choices as how they desire to collect matter or what application (algorithms) they would like to use. Users can elect to collect matter by hand and deposit it into the sample receptacle for evaluation or by the more expensive option of automation utilizing remote controlled drones and robots whereby all types of algorithms are used.

The mobile hardware components are drones, robots and watercraft and are automated by the UMMDA. They all utilize patent pending matter collection techniques which include but are not limited to:

The dabbing and dragging methods of fabrics that are submerged in the matter sample reservoirs to release the matter into the liquid tube system. The user can also utilize these methods by hand.

The user of the UMMDA also offers "accuracy options". Accuracy options are just that, how much accuracy does the user require and what is their budget. Accuracy of detection and the aount of time needed to perform a scan of an indoor or outdoor environment.

The algorithms can learn from mistakes and malfunctions of the mobile components. The operations technology is managed by algorithms for automation of process, learning and predictive.
This method of technology starts with collecting liquid, any type of matter, including living micro-organisms using drones, robots, and watercraft The technology introduces either liquid, matter (or a combination of both), or micro-organisms into a sample reservoir connected to a liquid tube inlet.
The method includes a step of withdrawing the liquid, the matter, and the micro-organisms into the liquid tube through a sample outlet. The method includes a step of placing the liquid, the matter, and the micro-organisms on the sample surface of a plurality of microscope slides. The method includes a step of illuminating the liquid, the matter, and the micro-organisms on the sample surface of the microscope slides with a light source. The method includes the step of intermittently pumping the liquid, the matter, and the micro-organisms between the microscope slides. The method includes a step of magnifying the liquid, the matter, and the micro-organisms on the sample surface of the microscope slides with an image enlargement device. The method includes a step of detecting the amount of light transmitted through the liquid sample using a photodetector and/or detecting fluorescence emitted from the liquid sample on a sample surface of the microscope slides using a microscope. The method includes a step of analyzing the light detected by the photodetector and/or generating a signal indicative of the fluorescence emitted from the liquid sample on the sample surface of the microscope slides and transferring that signal to a computer software device to determine the presence of matter and micro-organisms in the liquid sample. The method includes a step of transmitting or displaying the results of the matter and micro-organism detection. The method includes a step of controlling the operation of pumps in the liquid tube using a control unit having a plurality of algorithms. The method includes a step of detecting the motility and mobility of micro-organisms, color of matter, mass of matter, and type of contaminate or matter. The matter and micro-organisms can be in singular or combination form. The method includes a step of forecasting a plurality of events in outdoor and indoor environments from data obtained by methods and apparatus operations.

The present invention mainly cures and solves the technical problems existing in the prior art. In response to these problems, the present invention provides an apparatus and method for detecting one or more of a matter and a plurality of micro-organisms.

All data and information gathered during the scanning and detection process will be stored in databases for cataloging and archival purposes, analysis reporting, and other database needs. These databases will be housed in servers ("server farms") operated by the Company and its affiliates.

All data can be protected with high-level encryption and can utilize blockchain technology and other high-level cybersecurity technologies.

Prospective investors are encouraged to view the videos on how the UMMDA works from our website de3.ai


WHAT WE DO

THE OVERVIEW OF DE3 TECHNOLOGY

De3 has patent pending applications with both the USPTO and WIPO.

There are 6 separate businesses and their applications that De3 offers:

-Pathogen and Contaminate Detection - Pathogen and Contaminaste Detection LLC "Pathogen LLC"
-Database and counting of inventory using AI/ML - AI & ML LLC
-Elimination of certain microbes and contaminates - Biosurfactants LLC -Petrix.ai - Pet and livestock applications
-GVN.ai Global Virus Network - databasing
-DE3 Predictive environment forecasting applications- 6r.ai


ELIMINATION TECHNOLOGY

Biosurfactants are compounds produced by a common bacterium, Pseudomonas aeruginosa. Rhamnolipids are a mixture of many Rhamnolipid congeners, a family of similar molecules. Each is composed of a (head) containing one or two Rhamnose sugar molecule(s) and a (tail). Rhamnolipids have been studied for more than fifty years, and in recent years the compound has enjoyed limited use for environmental remediation, mining, petrochemical, cosmetic, and agricultural applications.

Rhamnolipids have been granted tolerance exemption by the Environmental Protection Agency (EPA) for use on food products. In addition, Rhamnose is a sugar that the FDA has approved as a food additive. Rhamnolipids are readily biodegradable and are considered to be a "green technology".

Rhamnolipid applications are a highly sought after technology because these compounds have so many end uses (medical, agriculture, mining, cosmetics, etc.). The natural detergent-like properties and biodegradability of Rhamnolipids makes them an ideal natural replacement for traditional chemicals currently used as surfactants and/or emulsifiers. Surfactants are surface-active compounds that react with a material to reduce surface tension. Soap is a common surfactant, and the ingredients in soap allow dirt, bacteria, and other impurities to be lifted and washed away. One of the challenges to Consumer Products companies today is to find more bio-friendly materials to replace the harsh chemicals used as surfactants in today's soaps, shampoos, body washes, and creams and body lotions. Rhamnolipids are biodegradable, non-toxic and can be an ideal additive to replace harsh chemicals in soaps, shampoos, face creams, etc. Rhamnolipids in many cases will outperform their chemical counterparts in terms of its ability to reduce surface tension.

Today, Rhamnolipids have been used to enhance mineral recovery in mining operations, to enhance the application rate for traditional crop chemicals, and to clean contaminated soil. Research indicates that Rhamnolipids can improve oil well recovery and be used as an active ingredient in agriculture applications to cure certain plant diseases.

Rhamnolipids, when formulated in accordance with trade secrets known by the Company, have certain antimicrobial properties and can therefore be used as an anti-biotic, anti-viral, and anti-fungal agent, or can be used to enhance existing antimicrobial agents. These properties make the compound ideal for medical coatings and preparations.


INDOOR CONTAMINATION AND AIR POLLUTION

Pollution is defined as the introduction into an environment indoor and outdoor of living or nonliving matter that is harmful to living organisms. Contamination is defined as the presence of a substance that should not be present naturally.

An environment can be contaminated without it being polluted, but cannot be polluted without it being contaminated.

TYPES OF POLLUTION

-Mold
-Pollen
-Tobacco smoke
-Pet Allergens
-Pesticides
-Gases such as radon and carbon monoxide
-Materials used in the building such as asbestos, formaldehyde and lead. -Paints, paint strippers and other solvents
-Wood preservatives
-Aerosol sprays
-Cleansers and disinfectants
-Moth repellents and air fresheners
-Hobby supplies
-Dry-cleaned clothing
-Building materials and furnishings
-Office equipment such as copiers and printers, correction fluids and carbonless copy paper
-Graphics and craft materials including glues and adhesives, permanent markers, and photographic solutions.


EPA'S OFFICE OF RESEARCH AND DEVELOPMENT'S TOTAL EXPOSURE
ASSESSMENT

Methodology TEAM Study Volumes I through IV, completed in 1985 found levels of about a dozen common organic pollutants to be 2 to 5 times higher inside homes than outside, regardless of whether the homes were located in rural or highly industrial areas.

VOLATILE ORGANIC COMPOUNDS VOCS

Volatile organic compounds VOCs are emitted as gases from certain solids or liquids. VOCs include a variety of chemicals, some of which may have short and long term adverse health effects. Concentrations of many VOCs are consistently higher indoors up to ten times higher than outdoors. VOCs are emitted by a wide array of products numbering in the thousands.

Organic chemicals are widely used as ingredients in household products. Paints, varnishes, and wax all contain organic solvents, as do many cleaning, disinfecting, cosmetic, degreasing and hobby products. Fuels are made up of organic chemicals. All of these products can release organic compounds while you are using them, and, to some degree, when they are stored. Studies have found that levels of several organics average 2 to 5 times higher indoors than outdoors. During and for several hours immediately after certain activities, such as paint stripping, levels may be 1,000 times more than outdoor levels.

Health effects may include:

-Eye, nose, and throat irritation
-Headaches, loss of coordination and nausea
-Damage to liver, kidney, and central nervous system

Some organics can cause cancer in animals, some are suspected or known to cause cancer in humans. Key signs or symptoms associated with exposure to VOCs include:

-Conjunctival irritation
-Nose and throat discomfort
-Headache
-Allergic skin reaction
-Dyspnea
-Declines in serum cholinesterase levels
-Nausea
-Emesis
-Epistaxis
-Fatigue
-Dizziness

The ability of organic chemicals to cause health effects varies greatly from those that are highly toxic, to those with no known health effect. As with other pollutants, the extent and nature of the health effect will depend on many factors including level of exposure and length of time exposed. Among the immediate symptoms that some people have experienced soon after exposure to some organics include:

-Eye and respiratory tract irritation
-Headaches
-Dizziness
-Visual disorders and memory impairment


RISK FACTORS


General risk

An investment in the Shares is inherently risky, and potential investors must be prepared to accept a total loss of their investment or substantial time interval until they may be able to realize any return on their investment, if ever.

AN INVESTMENT IN THE SERIES IS NOT SUITABLE FOR ANY PERSON WHO COULD HAVE A NEED AT ANY TIME FOR A RETURN ON OR LIQUIDITY IN THEIR INVESTMENT.

The Company undertakes no responsibility to confirm the suitability of a purchase of the Shares for any person or entity and the Company will conclusively rely on the representations made by each investor in the Subscription Agreement. Any and all information in this offering that includes but is not limited to, opinions, statements, and ideas may change at any time and without notification. Some of the information contained herein was obtained from sources believed to be accurate.
De3 Inc. and its associates will not be held liable for any inaccuracies.

You should carefully consider the risks described below before making an investment decision. You should also refer to the other information in this prospectus. The risks and uncertainties described below are not the only risks and uncertainties De3 Inc "De3" faces, but each entity that De3 owns also faces uncertainties as listed in this offering. Additional risks and uncertainties not presently known to the Company or its affiliates or that the Company currently deems immaterial also may impair its business operations. If any of the following risks actually occur, De3's business, the businesses of its affiliates and the results of operations, and financial condition could suffer. In that event you may lose all or part of your investment in the Shares.

There are many risks involved in investing in new issue securities such as our company. The following risk factors are not meant to be all encompassing, but rather highlight some of the more significant factors that investors face in investing in our company.

The information contained herein is not intended as a discussion of the merits of the artificial intelligence and biosurfactant industries, but an overview of emerging technologies and applications that may mature. You must perform your own evaluation or what that of industry professionals of whether purchasing securities in this offering is consistent with yourinvestment objectives, risk tolerance, and financial situation.

There are a variety of risk factors typically associated with investing in new companies in new industries, any one of which may have a material and adverse effect on if the company will in fact achieve success in the marketplace. These include the following:

Company's Lack of Operating History

A Company that engages in a public offering may be in the early stages of development with a history of no revenues and may operate at a loss for quite some time and are typically subject to the difficulties, uncertainties, and risks associated with the establishment of a new business such as gaining market share, artificial intelligence capability and acceptance in the public domain, limited product lines, lack of marketing expertise, the existence of more experienced or better capitalized competition, and reliance on a few large suppliers or customers.

No Prior Market for our Common Stock Determination of Offering Price Potential Volatility

Prior to an offering, there is generally no public market for an issuer's common stock and there can be no assurance that an active trading market will develop or be sustained following the offering. The offering price of securities stated in this offering was determined by what is needed to enter the industry and that may change.

Dilution

If the stock of the company does trade, the securities may be subject to significant fluctuations in response to numerous factors such as lack of liquidity, general market volatility, and other factors unrelated to the operating performance of the company.

Additional Financing

A company that operates at a loss or with limited cash flow following an offering will generally be required to secure additional financing in order to fund its operation. If the issuer decides to issue additional equity securities, it is possible that their issuance will result in dilution of the interests of existing shareholders, including those who had purchased in this offering.

To the extent that the issuer incurs indebtedness, the issuer will be subject to certain risks including interest rate fluctuations and inability to generate sufficient cash flow to make scheduled payments. In addition, indebtedness generally ranks prior to the common stock of an issuer for purposes of distributing the issuer's assets in the event of bankruptcy.

There is also the possibility that the issuer will be unable to locate financing on satisfactory terms or may be required to significantly curtail its operations.

Dependence on Key Personnel

An issuer is often highly dependent on the services of key technical and management personnel and loss of their services could have a material adverse effect on the issuer's business or operations.

Proprietary Rights and Licenses

Because our company depends on patent protection and proprietary trade secrets in our operations, our success is directly related to our ability to obtain and enforce intellectual property protection for such technology if granted. There exists the possibility that certain patents would not be sufficiently broad to protect key aspects of our business, so that competitors would be able to duplicate our processes or that patent laws would not provide effective legal or injunctive remedies to prevent infringement.

Patents are also frequently challenged, invalidated, or circumvented by competitors; litigation of patent or infringement claims may result in substantial cost and diversion of resources.

Business Expansion interruption or not obtained

Rapid and substantial demand for our products may lead to delays in filling orders and meeting scheduled scans. Such delays, if recurring, can increase the risk that customers will cancelour services and seek other options. To the extent that our company seeks to expand to meet demand, the costs and ability of doing so may be underestimated.

Dependence on Key Suppliers

Our company relies significantly on a limited group of suppliers to obtain product components or materials. If our company is unable to obtain sufficient quantities or such components or materials fail to meet specifications, delays or reductions in shipments may hamper our ability to keep deadlines and meet client expectations. We nay not recover from this type of damage to our reputation.

Dependence on Limited Number of Customers

Our primary customer base is limited to a small number of customers for lack of resources, loss of any one of which could have a material adverse effect on our business and financial condition.

Competition

Companies experience significant competition in their product lines from other companies, including larger companies which have access to greater financial, technical, and other resources. It may be difficult for our company to continue to make investments necessary to maintain its competitive position.

Rapid Technological Change

Companies in the present technology field of artificial intelligence face constant technology innovations from other entities. Our technology is subject to future technologies will render our products or technologies obsolete. Our company may be unable to develop or introduce new products or enhancements to existing products and processes in a timely manner to achieve market acceptance, satisfy client needs or compete with new technological innovations.

RISKS RELATED TO PATHOGEN AND CONTAMINATE DETECTION LLCS BUSINESS

Pathogen and Contaminate Detection LLC has no experience in developing products.

Pathogen and Contaminate Detection LLC has not yet developed or commercialized any products on its own. Pathogen and Contaminate
Detection LLC's "Pathogens LLC" may not be able to successfully market or sell any products or services. Pathogens LLC applications relating to detection and elimination products and services may not be accepted by the general public and corporations. The commercialization of activities may experience competition that is better funded and has more resources in highly skilled personnel. Also, the political, and/or, federal or state regulations could make generating revenues extremely difficult. Pathogens LLC has no experience with product development activities and may not be successful in developing or commercializing any products.

Any failure or delay in obtaining regulatory approval for product candidates could severely harm Pathogen and Contaminate Detection LLC's business.

The successful commercialization of any product candidates will depend on regulatory approval in each market in which Pathogens LLC, its collaborators or its licensees intend to market the applications and services. Each of Pathogens LLC's product candidates must undergo extensive regulatory trials as a condition to regulatory approval. Moreover, because De3 Inc and Pathogens LLC are known in the public domain as Artificial Intelligence companies, there may be a public backlash against them both as well as all entities listed in this offering. Whereby to date, Pathogens LLC's has not made any revenue and is considered a Startup company. Other risk factors to Pathogens LLC's include but are not limited to:


-inability or the inability to obtain the necessary hardware to commence operations;


-Delays in or inability to hire skilled management to operate Pathogens LLC


-Difficulty in maintaining skilled management;


-Poor economic environment may affect Pathogens LLC ability to succeed in obtaining clients who will lease the products;


-Unforeseen safety issues or field applications don't perform well; and


-Governmental or regulatory delays in AI/ML licensing if required.



Pathogen and Contaminate Detection LLC may be unable to satisfy the rigorous government regulations relating to the development and commercialization of its product candidates.

Any failure to receive the regulatory approvals necessary to commercialize Pathogen and Contaminate Detection LLC's product candidates can severely harm its business. Pathogen and Contaminate Detection LLC's product candidates are subject to extensive and rigorous government regulation.
If Pathogen and Contaminate Detection LLC's potential products are marketed abroad, they will also be subject to extensive regulation by foreign governments. None of its product candidates have been approved for sale in the United States or any foreign market, and Pathogen and Contaminate Detection LLC has no experience in filing and pursuing applications necessary to gain regulatory approvals overseas.

If Pathogen and Contaminate Detection LLC fails to comply with the laws and regulations pertaining to its business, Pathogen and Contaminate Detection LLC may be subject to sanctions, including the temporary or permanent suspension of operations, product recalls, marketing restrictions, and civil and criminal penalties.

Issued patents may not provide Pathogen and Contaminate Detection LLC with any competitive advantage.

Although Pathogen and Contaminate Detection LLC has a number of issued patents, the discoveries or technologies covered by these patents may not have any value. In addition, issued patents may not provide commercially meaningful protection against competitiors. Other parties may be able to design around Pathogen and Contaminate Detection LLC's issued patents or independently develop products having effects similar or identical to Pathogen and Contaminant Detection LLC's patented product candidates. In addition, the scope of PAthogen and Contaminate Detection LLC's patents is subject to considerable uncertainty and competitors or other parties may obtain similar patents of an uncertain scope.

Pathogen and Contaminate Detection LLC expects to incur significant expenses in generating revenues which could cause cash flow difficulties.


RISKS RELATED TO AI AND ML LLC'S BUSINESS

AI and ML LLC has no experience in developing products.

AI and ML LLC has not yet developed or commercialized any products, it is also considered a startup company. AI and ML LLC's business is providing database technology for creating databases of all types of matter and creating a platform to either license or sell the data. AI and ML LLC may not be able to successfully develop or sell any products. AI and ML LLC's has no prior history and is new to this industry and has no experience in commercialization activities. AI and ML LLC has no experience with database management and may not be successful in developing or commercializing any product.

Clinical trials involving AI and ML LLC's product candidates may reveal that those candidates are ineffective, are unacceptably toxic, or have other unacceptable side effects. In addition, data obtained from tests are susceptible to varying interpretations, which may delay, limit, or prevent any necessary regulatory approval. Likewise, the results of preliminary studies may not predict clinical success and larger and later-stage clinical trials may not produce the same results as earlier-stage trials. Frequently, product candidates that have shown promising results in early clinical trials have subsequently suffered significant setbacks in later clinical trials.

Because AI and ML LLC currently does not have any staff whereby staff will need to be hired to advance it in the database industry, many seen and unforeseen challenges exist.

Because AI and ML LLC may depend on third parties to develop certain software applications if skilled database engineers or skilled programmers cannot be hired due to limited finances.

If AI and ML LLC is unable to obtain these third-party services on acceptable terms, AI and ML LLC may not be able to complete AI and ML LLC's product development efforts in a timely manner. Also, because AI and ML LLC may rely on third parties for assistance, it may lose some control over these activities or be unable to manage them appropriately or may become too dependent on these parties. These third parties may not complete the tasks on schedule or when AI and ML LLC requests them, or the final products may be methodologically flawed or otherwise defective. Any delays or difficulties associated with third-party services performed may delay the development of AI and ML LLC's product candidates.

Because AI and ML LLC has no sales or marketing capabilities, it may be unable to successfully commercialize its potential products.

AI and ML LLC has no direct sales capabilities or marketing capabilities. AI and ML LLC expect that in the future it will rely on its own employees, collaborators, or other third parties to market any products that it may develop. These resources may not be succesful in marketing AI and ML LLC's potential products, and AI and ML LLC will have little or no control over their marketing efforts. In addition, AI and ML LLC may co-promote its potential products or retain marketing rights in North America to these products. If AI and ML LLC decides to market products directly, it will need to incur significant additional expenses and commit significant additional management resources to develop effective sales and marketing capabilities. AI and ML LLC may not be able to establish these capabilities despite these additional expenditures. In addition co-promotion, or other marketing arrangements with third parties to commercialize potential products, could significantly limit the profit
AI and ML LLC derive from these products.

Third parties may infringe AI and ML LLC's future patents (if any) or challenge their validity or enforceability.

Third parties may infringe on AI and ML LLC's patents or may initiate proceedings challenging the scope, validity, or enforceability of AI and ML LLC's patents. The issuance of patents is not conclusive as to its scope, validity, or enforceability. Challenges that are raised in patent infringement litigation AI and ML LLC initiates, or in proceedings initiated by third parties, may result in determinations that AI and ML LLC's patents have not been infringed, or that they are invalid, unenforceable, or otherwise subject to limitations. In the event of any such determinations, third parties may be able to use the discoveries or technologies claimed or described in AI and ML LLC's patents without paying licensing fees or royalties to AI and ML LLC, which could significantly diminish the value of AI and ML LLC's intellectual property. In addition, enforcing AI and ML LLC's patents against third parties may require significant expenditures regardless of the outcome of such efforts.

Furthermore, third parties may independently develop intellectual property similar to AI and ML LLC's patented intellectual property, which could result in, among other things, interference proceedings in the Patent and Trademark Office in the United States, or the equivalent proceeding in countries where AI and ML LLC may have secured patents to determine priority of discovery or invention. Interference proceedings could result in the loss of or significant limitations on patent protection for AI and ML LLC's discoveries of technologies. Responding to interference proceedings or other challenges initiated by third parties may require significant expenditures and divert the attention of AI and ML LLC's management and key personnel from other business concerns.

AI and ML LLC may be subject to patent infringement claims, which could result in substantial costs and liability and prevent it from commercializing its potential products.

Third parties may claim that AI and ML LLC's potential products or related technologies infringe their patents. Patent litigation is very common in the biopharmaceutical industry. Any patent infringement claims, or similar legal impediments that might be brought against AI and ML LLC, may cause AI and ML LLC to incur significant expenses, divert the attention of AI and ML LLC's management and key personnel from other business concerns, and, if successfully asserted against AI and ML LLC, require AI and ML LLC to pay substantial damages. In addition, as a result of a patent infringement suit, AI and ML LLC may be forced to stop or delay developing, manufacturing or selling potential products that are claimed to infringe a patent covering a third party's intellectual property unless that party grants AI and ML LLC the right to use its intellectual property. AI and ML LLC may be unable to obtain these rights on terms acceptable to us, if at all. Even if AI and ML LLC were able to obtain rights to a third party's patented intellectual property, these rights may be non-exclusive, and therefore AI and ML LLC's competitors may be able to obtain access to the same intellectual property. Ultimately, AI and ML LLC may be unable to commercialize its potential products or may have to cease some of its business operations as a result of patent infringement claims, which could severely harm AI and ML LLC's business.

Issued patents may not provide AI and ML LLC with any competitive advantage or provide meaningful protection against competitors.

Issued patents may not provide AI and ML LLC with any competitive advantage. Although AI and ML LLC has a number of issued patents, the discoveries or technologies covered by these patents may not have any value. In addition, issued patents may not provide commercially meaningful protection against competitors. Other parties may be able to design around AI and ML LLC's issued patents or independently develop products having effects similar of identical to AI and ML LLC's patented product candidiates. In addition, the scope of AI and ML LLC's patents is subject to considerable uncertainty and competitors, or other parties may obtain similar patents of an uncertain scope.

AI and ML LLC expects to incur significant expenses in applying for patent protection and prosecuting its patent applications.

AI and ML LLC may fail to secure meaningful patent protection relating to any of its existing or future product candidates, discoveries, or technologies despite the expenditure of considerable resources. If future changes in the United States foreign patent laws complicate or hinder AI and ML LLC's efforts to obtain patent protection, the costs associated with patent prosecution may increase significantly.

AI and ML LLC may be unable to protect its unpatented proprietary technology and information.

In addition to AI and ML LLC's patented intellectual property, AI and ML
LLC also relies on unpatented technology, trade secrets, and confidential information. AI and ML LLC may not be able to effectively protect its rights to this technology or information. Other parties may independently develop equivalent technologies or independently gain access to and disclose substantially equivalent information. Disputes may arise about inventorship, corresponding rights to know-how, and inventions resulting from the joint creation or use of intellectual property by AI and ML LLC and its corporate partners, licensees, scientific and academic collaborators, and consultants. AI and ML LLC has entered into with these parties and with their employees and advisors may not provide effective protection of AI and ML LLC's technology, or information or in the event of unauthorized use or disclosure, may not provide adequate remedies.

AI and ML LLC may not be able to generate any revenue from product candidates developed by collaborators or licensees if they are unable to successfully develop those candidates.

AI and ML LLC may be unable to derive any value from product candidates developed by collaborators or licensees. AI and ML LLC's ability to generate revenues from existing or future collaborations and license arrangements is subject to numerous risks, including but not limited to:


-the possibility that AI and ML LLC's collaborators or licensees lack sufficient financial, technical, or other capabilities to develop these product candidates;


-the length of time that it takes for AI and ML LLC's collaborators or licensees to achieve various clinical development and regulatory approval milestones;


-the possibility that these product candidates may not be effective or may prove to have undesirable side effects, unacceptable toxicities or other characteristics that preclude regulatory approval or prevent or limit commercial use.

AI and ML LLC expects to incur losses over the next several years and AI and ML LLC may never become profitable.

AI and ML LLC is in the early stages of development as an independent company, and it will be a number of years, if ever, before AI and ML LLC generate any revenues from AI and ML LLC's own product sales. AI and ML LLC's revenues from products developed in house or through collaborative and licensing arrangements are insufficient to cover its operating expenses, and it may never generate revenues from these or any future arrangements sufficient to cover these expenses. In addiotion, AI and ML LLC will continue to incur substantial expenses relating to its research and development and marketing efforts AI and ML LLC anticipates that these expenses will increase as it focuses on the laboratory tests and clinical trials required to bring new products to market. The development of AI and ML LLC's product candidates will require significant further research, development, testing, regulatory approvals, and significant investments in advertising and marketing. AI and ML LLC may not be able to complete such development or succeed in developing products that will generate revenues that will justify the costs of development.

If AI and ML LLC does not obtain substantial additional funding on acceptable terms, it may not be able to continue to grow its business or generate enough revenue to recover its investment in research and development, or the investment in producing inventory for resale.

AI and ML LLC's business does not currently generate the cash needed to fincance its operations. AI and ML LLC anticipates that it will continue to expend substantial funds on its research and development programs, and product development. AI and ML LLC expects that these expenditures will increase significantly over the next several years as it continues to hire additional employees, expand its development activities, and begin additional clinical trials. AI and ML LLC will need to seek additional funding through public or private financing, including equity financing, and through other arrangements, including collaborative and licensing arrangements. Poor financial results, unanticipated expenses, or unanticipated opportunities that require financial commitments could give rise to additional financing arrangements sooner than AI and ML LLC expects. However, financing may be unavailable when AI and ML LLC need it or may not be available on acceptable terms. IF AI and ML LLC raise additional funds by issuing equity or debt securities, the percentage ownership of its existing shareholders will be diluted, and these securities may have rights superior to those of AI and ML LLC's common stock. IF AI and ML LLC is unable to raise additional funds when it needs them, AI and ML LLC may be required to delay, scale back, or eliminate expenditures for some of AI and ML LLC's research or development programs. AI and ML LLC may also be required to grant rights to third parties to develop and market product candidates that it would prefer to develop and market internally, and such rights may be granted on terms that are not favorable to AI and ML LLC.


RISKS RELATED TO BIOSURFACTANT BUSINESS

Biosurfactants LLC has no experience in developing products.

Biosurfactants LLC has not yet developed or commercialized any products on its own. Biosurfactants LLC contributions to the discovery or development of pre-production trade secrets related to the production of Rhamnolipids do not indicate that Biosurfactants LLC will be able to successfully develop products alone. Biosurfactants LLC has no experience with product development activities and may not be successful in developing or commercializing any products. Biosurfactants LLC has not produced any type of biosurfactnat.Biosurfactnats LLC may have to rely upon third party biosurfactant producers and costs may be very expensive which may result in losses that Biosurfactants LLC cannot withstand financially.

Biosurfactants LLC management team has no experience.

Biosurfactants LLC current management team has no direct production experience and will have to hire expertise to help develop products and markets. There is no guarantee that industry personnel can be hired, nor that the team assembled will be effective at rolling out
Biosurfactants LLC products.

Customer trials (if any) may fail to demonstrate the safety and effectiveness of Biosurfactants LLC product, which could prevent or significantly delay their future use.

Customer trials involving Biosurfactants LLC product may reveal that those products are ineffective, are unacceptably toxic, or have other unacceptable side effects for the customers' end use application and accordingly, Biosurfactants LLC may not be able to sell products to some or all outside customers.

Because Biosurfactants LLC currently does not have the capability to manufacture materials for commercial sale, it will rely on third parties to manufacture its potential products. Biosurfactants LLC may be unable to obtain the required quantities in a timely manner or on acceptable terms, if at all.

Biosurfactants LLC currently does not have the manufacturing facilities necessary to produce materials for commercial sale. Biosurfactnats LLC intends to rely on collaborators and third-party contract manufacturers and suppliers to produce or provide the quantities of materials needed. Biosurfactants LLC will rely on these manufacturers and suppliers to deliver materials on a timely basis and to comply with regulatory requirements through its facilities inspection program. These manufacurers and suppliers may not be able to meet Biosurfactants LLC needs with respect to timing, quantity, or quality of materials, and may fail to satisfy applicable regulatory requirements with respect to the manufacturing of these materials. In addition, agreements that Biosurfactants LLC has entered into with third-party contract manufacturers in the past contain, and any contracts that Biosurfactants LLC enter into with third-party contract manufacturers in the future, may contain limitations on the quantities of materials that such manufacturers will produce. Biosurfactants LLC may not be able to increase or decrease the supply of materials based on unanticipated changes in demand. If Biosurfactants LLC is unable to contract for a sufficient supply of needed materials on acceptable terms, or if Biosurfactants LLC encounters delays in the delivery of materials from, or difficulties in its relationships with manufacturers, Biosurfactants LLC ability to supply outside parties may be hampered or delayed.

Because Biosurfactants LLC will depend on third parties to perform production and packaging, Biosurfactants LLC may encounter delays in or lose some control over its efforts to deliver products.

Biosurfactants LLC will rely on third parties to develop production capabilities, and to produce ongoing quantities of Biosurfactants LLC's product. If Biosurfactants LLC is unable to obtain these services on acceptable terms, Biosurfactants LLC may not be able to complete its product development and/or production efforts in a timely manner. Also, because Biosurfactants LLC will rely on third parties for laboratory tests, clinical trials, and production of finished product, it may lose some control over these activities or be unable to manage them appropriately or may become too dependent on these parties. These third parties may not complete the tests, trials, or production on schedule or when Biosurfactants LLC requests, and the tests, trials or production may be methodologically flawed or otherwise defective. Any delays or difficulties associated with third-party services performed may delay the development of its product candidates.

Because Biosurfactants LLC has no sales or marketing capabilities, it may be unable to successfully commercialize its potential products.

Biosurfactants LLC has no direct sales capabilities or marketing capabilities. Biosurfactants LLC expects that in the future it will rely on its own employees, collaborators or other third parties to market any products that it may develop. These third parties may not be successful in marketing Biosurfactants LLC's potential products, and Biosurfactants LLC will have little or no control over their marketing efforts. In addition, Biosurfactants LLC may co-promote its potential products or retain marketing rights into these products. If Biosurfactants LLC decides to market products directly, it will need to incur significant additional expenses and commit significant additional management resources to develop effective sales and marketing capabilities. Biosurfactants LLC may not be able to establish these capabilities despite these additional expenses. In addition, co-promotion or other marketing arrangements with third parties to commercialize potential products could significantly limit the profits Biosurfactants LLC derives from these products.

Third parties may compete in Biosurfactants LLC's markets.

Third parties may infringe Biosurfactants LLC's markets. Presently, Biosurfactants LLC does have patent protection for the use of Biosurfactants. While there appears to be no limiting intellectual property to prevent Biosurfactants LLC from pursuing the market, there can be no guarantee that competitors will not enter the marketplace with intellectual property covering Rhamnolipid technology, or more resources than Biosurfactants LLC. These competitors may be able to take market share from Biosurfactants LLC. Further, there could be other technologies (existing or newly developed) that compete against Biosurfactants LLC's technology for market share, or perhaps obsolete Biosurfactants LLC's technology.

Biosurfactants LLC may be subject to patent infringement claims, which could result in substantial costs and liability and prevent it from commercializing its potential products.

Third parties may claim that Biosurfactants LLC's potential products or related technologies infringe their patents. Patent litigation is very common in the biotechnology industry. Any patent infringement claims or similar legal impediments that might be brought against Biosurfactants LLC may cause Biosurfactants LLC to incur significant expenses, divert the attention of Biosurfactants LLC's management and key personnel from other business concerns, and, if successfully asserted against Biosurfactants LLC, require Biosurfactants LLC to pay substantial damages. In addition, as a result of a patent infringement suit, Biosurfactants LLC may be forced to stop or delay developing, manufacturing or selling potential products that are claimed to infringe a patent covering a third party's intellectual property unless that party grants Biosurfactants LLC the right to use its intellectual property. Biosurfactants LLC may be unable to obtain these rights on acceptable terms,if at all. Even if Biosurfactants LLC were able to obtain rights to a third party's patented intellectual property, these rights may be non-exclusive, and therefore Biosurfactants LLC's competitors may be able to obtain access to the same intellectual property. Ultimately, Biosurfactants LLC may be unable to commercialize its potential products, or may have to cease some of its business operations as a result of patent infringement claims, which could severely harm Biosurfactants LLC's business.

Biosurfactants LLC may be unable to protect its unpatented proprietary technology and information.

Biosurfactants LLC also relies on unpatented technology, trade secrets, and confidential information. Biosurfactants LLC may not be able to effectively protect its rights to this technology or information.
Other parties may independently develop equivalent technologies or independently gain access to and disclose substantially equivalent information. Disputes may arise about inventorship, corresponding rights to know-how, and inventions resulting from the joint creation or use of intellectual property by Biosurfactants LLC and its corporate partners, licensees, scientific and academic collaborators, and consultants. In addition, confidentiality agreements and material transfer agreements Biosurfactants LLC has entered into with these parties, and with employees and advisors, may not provide effective protection of Biosurfactants LLC's technology or information or, in the event of unauthorized use or disclosure, may not provide adequate remedies.

Biosurfactants LLC may not be able to generate any revenue from products developed for resale.

Biosurfactants LLC expects to incur losses over the next several years and Biosurfactants LLC may never become profitable.
Biosurfactants LLC is in the early stages of development as an independent company, and it will be a number of years, if ever, before Biosurfactants LLC generates any revenues from Biosurfactants LLC's own product sales. Biosurfactants LLC's revenues from products developed in house or through collaborative arrangements are insufficient to cover its operating expenses, and it may never generate revenues from these or any future arrangements sufficient to cover these expenses. In addition, Biosurfactants LLC will continue to incur substantial expenses relating to its research and development, production, and marketing efforts. Biosurfactants LLC anticipates that these expenses will increase as it focuses on industrial scale production capability, and as it continues to develop more cost-effective production bacterial strains, and production techniques. Biosurfactants LLC may not be able to complete such a development or succeed in developing products that will generate revenues that will justify the costs of development.

If Biosurfactants LLC does not generate sufficient operating cash, or obtain substantial additional funding on acceptable terms, it may not be able to continue to grow its business or generate enough revenue to recover its investment in research and development, or the investment in producing inventory for resale.

Biosurfactants LLC's business does not currently generate the cash needed to finance its operations. Biosurfactants LLC anticipates that it will continue to expend substantial funds on its research and development programs, and product development. Biosurfactants LLC expects that these expenditures will increase significantly over the next several years as it continues to hire additional employees, expand its development activities, and begin commercial production. Absent operating cash flow, Biosurfactants LLC will need to seek additional funding through public or private financings, including equity financings, and through other arrangements, including collaborative and licensing arrangements. Poor financial results, unanticipated expenses, or unanticipated opportunities that require financial commitments could give rise to additional financing requirements sooner than Biosurfactants LLC expects. However, financing may be unavailable when Biosurfactants LLC needs it or may not be available on acceptable terms. If Biosurfactants LLC raises additional funds by issuing equity or debt securities, the percentage ownership of its existing shareholders may be diluted, and these securities may have rights superior to those of Biosurfactants LLC's common stock. If Biosurfactants LLC is unable to raise additional funds when it needs them, Biosurfactants LLC may be required to delay, scale back, or eliminate expenditures for some of Biosurfactants LLC's research or development programs. Biosurfactants
LLC may also be required to grant rights to third parties to develop and market product candidates that it would prefer to develop and market internally, and such rights may be granted on terms that are not favorable to Biosurfactants LLC.

Biosurfactants LLC may be subject to credit risks associated with its accounts receivable.

Biosurfactants LLC as an application of Rhamnolipids for resale may offer credit terms to its clients. Biosurfactants LLC will in those cases, be assuming the credit risk of the customer's orders and if the customer were not able to pay, or to pay on time, then Biosurfactants LLC's business may be impaired.

RISKS RELATED TO INTELLECTUAL PROPERTY

Third parties may infringe De3s Biosurfactant patent applications or challenge their validity or enforceability if any patents are filed and granted.

Third parties may infringe De3s Biosurfactant patent applications or may initiate proceedings challenging the scope, validity, or enforceability of its patents (if granted), or its ability to produce and sell its products.
The issuance of a patent is not conclusive as to its scope, validity, or enforceability if De3s Biosurfactant patent applications decides to file patents. Challenges that are raised in patent infringement litigation De3 initiates or in proceedings initiated by third parties may result in determinations that De3 patents (which are licensed from IP corporations) have not been infringed or that they are invalid, unenforceable, or otherwise subject to limitations. In the event of any such determinations, third parties may be able to use the discoveries or technologies claimed or described in De3 patents without paying licensing fees or royalties to it, which could significantly diminish the value of its intellectual property if any are filed. In addition, enforcing De3 patents against third parties may require significant expenditures regardless of the outcome of such efforts.

Furthermore, third parties may independently develop intellectual property similar to the filed patent applications from Detection Inc and Decontamination and Cleaning using AI Inc. and their trade secrets, which could result in, among other things, loss of business. Interference proceedings could result in the loss of or significant limitations on patent protection for discoveries or technologies. Responding to interference proceedings or other challenges initiated by third parties may require significant expenditures and divert the attention of management and key personnel from other business concerns.

Detection Inc and Decontamination and Cleaning using AI Inc. may be subject to patent infringement claims, which could result in substantial costs and liability and prevent it from commercializing its potential products.

Third parties may claim that Detection Inc and Decontamination and Cleaning using AI Inc. related technologies infringe their patents.
Patent litigation is very common. Any patent infringement claims or similar legal impediments that might be brought against Detection Inc and Decontamination and Cleaning using AI Inc. may cause significant expenses, divert the attention of management and key personnel from other business concerns, and, if successfully asserted require Detection Inc and Decontamination and Cleaning using AI Inc. to pay substantial damages. In addition, as a result of a patent infringement suit, Detection Inc and Decontamination and Cleaning using AI Inc. may be forced to stop or delay developing further technology that are claimed to infringe a patent covering a third party's intellectual property unless that party grants De3 right to use its intellectual property. De3 may be unable to obtain these rights on terms acceptable, if at all. Even if De3 were able to obtain rights to a third party's patented intellectual property, these rights may be non-exclusive, and therefore De3 competitors may be able to obtain access to the same intellectual property. Ultimately, De3 may be unable to commercialize its potential products or may have to cease some of its business operations as a result of patent infringement claims, which could severely harm De3s business.

Issued patents may not provide Detection Inc and Decontamination and Cleaning using AI Inc. with any competitive advantage or provide meaningful protection against competitors.

If and/ or when issued, patents may not provide De3Inc on behalf of Detection Inc and Decontamination and Cleaning using AI Inc. with any competitive advantage. Although Detection Inc and Decontamination and Cleaning using AI Inc. presently has no issued patents, however, management contemplates that there may be some future discoveries or technologies that may be subject to patent in the future. There can be no assurances that Detection Inc and Decontamination and Cleaning using AI Inc. will develop such patents and if these future patents are awarded, value may be limited. In addition, issued patents may not provide commercially meaningful protection against competitors. Other parties may be able to design around Detection Inc and Decontamination and Cleaning using AI Inc. issued patents or independently develop products having effects similar or identical to Detection Inc and Decontamination and Cleaning using AI Inc. patented product candidates. In addition, the scope of Detection Inc and Decontamination and Cleaning using AI Inc. patents is subject to considerable uncertainty and competitors or other parties may obtain similar patents of an uncertain scope.

Detection Inc and Decontamination and Cleaning using AI Inc. expects to incur significant expenses in applying for patent protection and prosecuting its patent applications worldwide.

As of the date of this offering, Menteso, a patent advisor to Detection Inc and Decontamination and Cleaning using AI Inc., estimates that $500,000.00 will be needed to apply for (application is no guarantee of obtaining the patents worldwide) patent protection worldwide.

Detection Inc and Decontamination and Cleaning using AI Inc. may fail to secure meaningful patent protection relating to any of its existing or future product candidates, discoveries, or technologies despite the expenditure of considerable resources. If future changes in United States or foreign patent laws complicate or hinder Detection Inc and Decontamination and Cleaning using AI Inc. efforts to obtain patent protection, the costs associated with patent prosecution may increase significantly.

Detection Inc and Decontamination and Cleaning using AI Inc. may be unable to protect its unpatented proprietary technology and information.

In addition to Detection Inc and Decontamination and Cleaning using AI Inc. patented intellectual property, it also relies on unpatented technology, trade secrets, and confidential information. Detection Inc and Decontamination and Cleaning using AI Inc. may not be able to effectively protect its rights to this technology or information. Other parties may independently develop equivalent technologies or independently gain access to and disclose substantially equivalent information. Disputes may arise about inventorship, corresponding rights to know-how, and inventions resulting from the joint creation or use of intellectual property by Detection Inc and Decontamination and Cleaning using AI Inc. and its corporate partners, licensees, scientific and academic collaborators, and consultants. In addition, confidentiality agreements and material transfer agreements Detection Inc and Decontamination and Cleaning using AI Inc. may enter into with these parties and with their employees and advisors may not provide effective protection of Detection Inc and Decontamination and Cleaning using AI Inc. technology or information or, in the event of unauthorized use or disclosure, may not provide adequate remedies.

INDUSTRY RISKS

All the industries that De3, Biosurfactant LLC, AI and ML LLC, Pathogen and Contaminate Detection LLC, Petrix.ai, GVN.ai, Detection Inc and Decontamination and Cleaning using AI Inc. operate in are new. Artificial Intelligence, Machine Learning, Drones, Robots, Watercraft, Magnifying lenses, Lasers, Cantilevers, pumps, Liquid Tubes, receptacles, Biosurfactants, counting using machines, and algorithms have all been used for many years prior to the companies listed above. Any and all entities listed above, the hardware and software utilized by the entities have been practiced long before the formation of the entities and the development of the technology. There is a substantial risk and chance that no revenues can be generated and some or all of the companies/entities end up in bankruptcy court.

Many of the competitors to the companies/entities listed above
"companies/entities" have substantially greater capabilities and resources than these companies/entities have at the present time and such competitors may be able to develop and commercialize products before they do and control their specific markets and industries.

The companies/entities may be unable to compete successfully against their current or future competitors. The companies/entities will increase in the future. The companies/entities may also face competition from entities developing better products and technology.


Limited Management Experience

The companies/entities and their respective managements have no specific experience operating or managing an enterprise of the Company's nature. Rather, De3 founder has been engaged principally in the securities and consulting businesses.If the founder is unable to hire or retain personnel or to successfully operate the companies/entities, the investor may experience material losses.

Time Devoted to Company

The Company is a new venture and has one full-time employee, the founder. The others assisting and running the LLCs are part time and are independent contractors.

The founder intends to devote all his time to De3 until such time as the Company has raised enough capital to hire competent management and has implemented its business plans for each of the businesses. In addition, the Company does not intend to hire personnel necessary until such time as the Company has raised enough capital to secure professionals, and adequately task the workforce. The Company's founder will focus his efforts for the Company on capital raising activities. Accordingly, until such time as the Company has received adequate capital to move the businesses forward, the founder and independent contractors will be engaged principally in start-up and organizational activities including but not limited to fund raising, patent filings and maintenance, and where appropriate additional research.


USE OF PROCEEDS

The net proceeds to be received from the sale of the Shares offered hereby in this Offering will be used for the purposes set forth below, assuming the Company's are able to raise the full $20,000,000 sought in this Offering. These are estimates and not binding and may change at any time. It may also be possible that the company "De3" and or its affiliates (IP companies and LLCs) will require further funds and fundraising in the future. Investors may experience dilution of their shares.

Before listing the use of proceeds, it is important to note that some businesses such as counting using AI/ML and or elimination applications (biosurfactants) may not be needed and or utilized and just matter detection may be the only application that is utilized by prospective clients. For this reason, the use of proceeds is for advancing all aspects of UMMDA technology. Secondary applications may not get funded. If enough capital is raised, a biosurfactant facility will be built and could supply biosurfactants for the elimination of certain microbes and contaminates. The costs of building and producing biosurfactants may be over $100,000,000, De3 does not know what the costs are yet. A study using trade secrets in Florida is needed to determine the costs.

The focus now is the UMMDA. For purposes of this offering, each UMMDA will be a unit. To a user, the unit scans indoor and outdoor environments. There are several versions of each unit whereby unit versions are defined by manual, a hybrid of manual and automation or the most expensive versions are fully automated and are used by law enforcement and the military for deadly microbes and biological germs.

There are two forms of detection applications that a unit can use, continual and closed.

A continual application is when a unit is placed in a hospital room and the unit only evaluates the matter in that closed room.

A continual application is when a unit has two open ends, an "inlet" and an "outlet", that is not closed where a continual evaluation is utilized such as where all liquid/matter that is pumped into the liquid is new. The outlet can be miles away from the inlet for new material to be constantly pumped into the unit.

Unit versions and costs range

Fully Manual version. Used for residences by a user(s) whereby matter is obtained by fabric that is used to wipe surfaces and rinsed in a sample receptacle that is connected to a liquid tube.

These units do not come equipped with drones and robots for collecting microbes and the algorithms are only trained for allergens, molds, and contaminates.

Top End units are fully automated units that utilize drones and all types of proprietary algorithms for detection of all types of matter with a high accuracy within a short duration of time. The longer the liquid tube the more detection devices can be utilized. With our new technology, the artificial Intelligence platform will increase the speed of the pumps and increase the magnification of matter whereby time is decreased but costs and hardware components in the unit are increased.

The top end units are equipped with all algorithms available.
These units are fully automated and included in the price of delivery, setup and breakdown and return of equipment.

The company bases its costs on time and area.

Unit costs are internal. Due to the secrecy of the De3s cost structure, the following is an outline of general costs to advance De3 to projected revenue growth. For detailed costs, a non-disclosure must be filed.

Total- low end, middle, and high-end units 37 and expenses .....$6,604,000
Low end version- Total of sixty-seven units.  (15)
Middle version - Total of eighty-five units.  (19)
High end version - Total of three units. (3)


Software upgrades/programmers/engineers.........................$2,000,000
UMMDA units- 37 total units/hardware costs .....................$2,600,000
20 Drones, 15 robots, 2 watercraft
including lasers, mechanical arms, and LIDAR ...................$1,400,000
Twenty -3D printers to produce embedded liquid tubes, drone
and robot parts, pump accessories...............................$1,200,000
Hardware. Includes but is not limited to laptops, liquid tube accessories, lasers, lenses, pumps, housing, power devices etc..$3,200,000
Staff ..........................................................$1,000,000
Ancillary costs ................................................$1,400,000

USPTO and WIPO conversion from provisional to non-provisional filings was completed in May 2023. WIPO costs to seek worldwide UMMDA protection from patent advisor Menteso is $430,000 for all PCT and non-PCT countries. Menteso's fee is $74,000.00

Total Patents costs ............................................$504,000



EXPECTED REVENUES

Manual unit

For an average home, which includes a garage, 3 floors (ground floor, upstairs and attic) and a yard- the square footage is usually between 1,000 and 15,000 square feet. A one-time deposit payment for $998.00 is paid before delivery. Costs are weekly at $400 per week with a discount monthly rate of $1,400.00. The user is required to collect matter manually to deposit it into the sample receptacle for evaluation.

Each manual unit has a username and password to connect to the De3 webpage for instructions from the De3 chatbot.

The results from the unit can be reported hourly, daily, or monthly by text, in written form or verbally from the De3 Chatbot.

Hybrid unit- manual with some automation whereby drones and robots can be used to collect matter for evaluation. Costs are the basic $400.00 per week for the liquid tube and receptacle with an additional $220 per week for the drone and robot. If a body of water is located on the property, watercraft is also used.

High end units are fully automated and can report per minute and can accommodate over 100,000 square feet per unit. The unit will on average be at least 25 feet in length and maintain numerous detection devices. Costs range from $25,000.00 per week and can be used in municipal buildings and police stations. Deposits vary for these units.

Overview of Proformas

The projected revenues for the purposes of this offering are divided by leasing revenues for 5 years.
It is contemplated that De3 may seek to franchise the hardware and license the software in year 3.

For detailed De3 proformas, a non-disclosure must be signed.

Year 1............................$33,500,000
Low end "Residential" revenues....$7,000,000
Middle "Corporate" revenues.......$23,000,000
High end $3,500,000

Year 2............................$80,000,000
Low end "Residential" revenues....$12,000,000
Middle "Corporate" revenues.......$23,000,000
High end..........................$45,000,000

Year 3............................$230,000,000
Low end "Residential" revenues....$25,000,000
Middle "Corporate" revenues.......$90,000,000
High end..........................$115,000,000



MANAGEMENT

The founder of De3 Inc. is Keith Louis De Santo. Keith has a Bachelor of Science in Mathematics form Northeastern University in Boson MA.
Keith has worked in the financial Industry since graduating college and has since owned Goldes Securities CRD 115-248, a FINRA registered Broker Dealer. Keith also owns Rhamnolipid, Inc., a Biosurfactant company and can be viewed at www.rhamnolipid.com Keith owns 1,000,000 shares of preferred stock with voting rights of 250 votes per share and no common stock shares.

After the first round of funding, C level individual positions will be filled as well as clerical positions.


BOARD OF DIRECTORS

The Board of Directors consists presently of the founder, Keith Louis De Santo. There will be 8 other seats to fill after funding. The board should consist of 4 individuals who the funders choose and 4 different industry professionals from the janitorial industry, the AI industry, banking industry and the tech industry.

OFFICERS

Keith Louis De Santo will be the CEO of the company. Compensation for the CEO will be $100,000 per year. Keith has a Bachelor of Science degree in Mathematics from Northeastern University. Keith has worked in the financial industry since 1989.


CONTACT INFORMATION

www.De3.ai

De3 Inc.
100 S Ashley Drive
Suite 600
Tampa, Florida 33602-5300
727.281.1996



FINANCIAL STATEMENTS AND NOTES ON FINANCIAL
STATEMENTS

Statement of Financial Position
                                     As of November 30, As of December 31,
                                          2022            2021     2020
ASSETS
Current Assets
Cash and Cash Equivalents                 25              25        25
 Total Current Assets                     25              25        25
Non-current Assets
Computers and Equipment, net of
Accumulated
Depreciation                             13,003            -        -
Intangible Assets: Patents, net
of Accumulated
Amortization                             34,206          11,695    1,020
 Total Non-Current Assets                47,209          11,695    1,020
TOTAL ASSETS                             47,234          11,720    1,045
LIABILITIES AND EQUITY
Liabilities
TOTAL LIABILITIES                          -               -        -
EQUITY
Common Stock - Series B                    60              -        -
Additional Paid in Capital               126,276         35,441    10,967
Accumulated Deficit                     (79,102)        (23,721)  (9,922)
 Total Equity                            47,234          11,720    1,045
TOTAL LIABILITIES AND EQUITY             47,234          11,720    1,045


Statement of Operations
                                    Period Ending
                                    November 30,      Year Ended December 31,
                                         2022            2021     2020
Revenue                                    -               -         -
Cost of Revenue                            -               -         -
Gross Profit                               -               -         -
Operating Expenses
Advertising and Marketing                 282             57        65
General and Administrative               51,541          13,418    9,508
Rent and Lease                            1,259           323      350
Depreciation                              2,299            -         -
Total Operating Expenses                 55,381          13,799    9,922
Operating Income (loss)                 (55,381)        (13,799)  (9,922)
Earnings Before Income Taxes            (55,381)        (13,799)  (9,922)
Provision for Income Tax Expense/
(Benefit)                                                  -         -
Net Income (loss)                       (55,381)        (13,799)  (9,922)


Statement of Cash Flows
                                    Period Ending
                                    November 30,      Year Ended December 31,
                                         2022            2021     2020
OPERATING ACTIVITIES
Net Income (Loss)                       (55,381)        (13,799)  (9,922)
Adjustments to reconcile
Net Income to Net Cash
provided by operations:
Depreciation                              2,299             -         -
Total Adjustments to reconcile
Net Income to Net Cash
provided by operations:                   2,299             -         -
Net Cash provided by (used in)
Operating Activities                     (53,082)        (13,799)  (9,922)
INVESTING ACTIVITIES
Patents                                  (22,511)        (10,675)  (1,020)
Equipment                                (15,302)           -         -
Net Cash provided by (used by)
Investing Activities                     (37,813)        (10,675)  (1,020)
FINANCING ACTIVITIES
Issuance of Common Stock Series B           60              -         -
Proceeds from Sale of Common
Stock Series B                            90,836          24,474    10,967
Net Cash provided by (used in)
Financing Activities                      90,896          24,474    10,967
Cash at the beginning of period             25              25        -
Net Cash increase (decrease) for period      -               -        25
Cash at end of period                       25              25       25


Statement of Changes in Shareholder Equity
                    Common Stock
                    # of Shares       $        APIC  Accumulated     Total
		    Amount          Amount             Deficit	  Shareholder
								     Equity
Beginning Balance
at 4/8/2020
(Inception)             -             -         -         -            -
Issuance of Common
Stock                   -             -         -         -            -
Paid-in Capital         -             -       10,967      -          10,967
Net Income (Loss)       -             -         -       (9,922)      (9,922)
Ending Balance
12/31/2020              -             -       10,967    (9,922)       1,045
Issuance of Common
Stock                   -             -         -         -            -
Paid-in Capital         -             -       24,474      -           24,474
Net Income (Loss)       -             -         -       (13,799)     (13,799)
Ending Balance
12/31/2021              -             -       35,441    (23,721)      11,720
Issuance of Common
Stock               10,000,000        60      90,836      -           90,896
Paid-in Capital         -             -         -         -             -
Net Income (Loss)       -             -         -       (55,381)     (55,381)
Ending Balance
11/30/2022          10,000,000        60     126,276    (79,102)      47,234



DE3 INC.
NOTES TO THE FINANCIAL STATEMENTS NOVEMBER 30TH,
2022
$USD

NOTE 1 - ORGANIZATION AND NATURE OF ACTIVITIES

De3 Inc. ("the Company") was formed in Delaware on November 2nd, 2022. The Company has various wholly owned subsidiaries which include the following companies:

Decontamination and Cleaning using AI Inc., a Florida corporation formed in April of 2020, which holds all intellectual property of the Company.

AI and ML LLC, a Florida LLC formed in November of 2022, which utilizes Artificial Intelligence and Machine Learning for counting and monitoring such as using machines instead of hand counting inventory.

Biosurfactants, LLC, which is a Florida LLC formed in November of 2022, which utilizes Rhamnolipid to break down contaminates and is non-toxic to environments as it releases the bond between oil/metal and soil for environmental cleanups and breaks apart the cell walls of some pathogens like COVID-19.

Pathogen and Contaminate Detection LLC, a Florida LLC formed in November of 2022, which utilizes Artificial Intelligence and Machine Learning and liquid tubes for detection of pathogens and contaminates.

The Company will conduct a crowdfunding campaign under regulation CF in 2023 to raise operating capital.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Our financial statements are prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). Our fiscal year ends on December 31st. The Company has no interest in variable interest entities. In accordance with ASC 805-50-45-5, for transactions between entities under common control or consolidated in a subsequent period, consolidated financial statements and financial information presented for prior periods should be retroactively adjusted to furnish comparative information.

Basis of Consolidation

The financials of the Company include its wholly owned subsidiaries Decontamination and Cleaning using AI Inc, a Florida entity formed in April of 2020, AI and ML LLC a Florida entity formed in November of 2022, Biosurfactants, LLC a Florida entity formed in November of 2020, Pathogen and Contaminate Detection LLC a Florida entity formed in November of 2022. All significant intercompany transactions are eliminated.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include all cash balances, and highly liquid investments with maturities of three months or less when purchased.

Fair Value of Financial Instruments

ASC 820 "Fair Value Measurements and Disclosures" establishes a three-tier fair value hierarchy, which prioritizes the inputs in measuring fair value. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market.

These tiers include:

Level 1: defined as observable inputs such as quoted prices in active markets;
Level 2: defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and
Level 3: defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Concentrations of Credit Risks

The Company's financial instruments that are exposed to concentrations of credit risk primarily consist of its cash and cash equivalents. The
Company places its cash and cash equivalents with financial institutions of high credit worthiness. The Company's management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.

Revenue Recognition

The Company recognizes revenue from the sale of products and services in accordance with ASC 606, "Revenue Recognition" following the five steps procedure:

Step 1: Identify the contract(s) with customers.
Step 2: Identify the performance obligations in the contract.
Step 3: Determine the transaction price.
Step 4: Allocate the transaction price to performance obligations.
Step 5: Recognize revenue when or as performance obligations are satisfied.

The Company will identify and analyze its performance obligations with respect to customer contracts once the first contract is signed.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in income. Depreciation is provided using the straight-line method, based on useful lives of the assets.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized as equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment for November 30, 2022.

A summary of the Company's property and equipment is below.



Property Type    Useful Life           Accumulated                 Book Value
                   in Years    Cost    Depreciation    Disposals   as of
				                                                   11/30/22

Computers and
Equipment 			2-10 	  15,302     (2,299)           -         13,003

Grand Total          -        15,302     (2,299)           -         13,003



Intangible Assets

A summary of the Company's intangible assets is below.



Property Type     Useful Life          Accumulated                 Book Value
                   in Years    Cost    Depreciation    Disposals   as of
				                                                   11/30/22

Patents               20      34,206        -              -         34,206

Grand Total           -       34,206        -              -         34,206



Advertising Costs

Advertising costs associated with marketing the Company's products and services are generally expensed as costs are incurred.

General and Administrative

General and administrative expenses consist of payroll and related expenses for employees and independent contractors involved in general corporate functions, including accounting, finance, tax, legal, business development, and other miscellaneous expenses.

Equity Based Compensation

The Company did not have any equity-based compensation as of November 30th, 2022.

Income Taxes

The Company is subject to corporate income and state income taxes in the state it does business. We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, we determine deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. We recognize deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes. We record uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company does not have any uncertain tax provisions. The Company's primary tax jurisdiction is the United States. The Company's primary deferred tax assets are its net operating loss (NOL) carryforwards which approximates its retained earnings as of the date of these financials. A deferred tax asset as a result of NOLs have not been recognized due to the uncertainty of future positive taxable income to utilize the NOL.
Recent Accounting Pronouncements

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance,
(ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact on our financial statements.

NOTE 3 - RELATED PARTY TRANSACTIONS

The Company follows ASC 850, "Related Party Disclosures," for the identification of related parties and disclosure of related party transactions. No transactions require disclosure.

NOTE 4 - COMMITMENTS, CONTINGENCIES, COMPLIANCE WITH LAWS AND
REGULATIONS

We are currently not involved with or know of any pending or threatening litigation against the Company or any of its officers. Further, the Company is currently complying with all relevant laws and regulations. The Company does not have any long-term commitments or guarantees.

NOTE 5 - DEBT

The Company did not have any debt as of November 30th, 2022.

NOTE 6 - EQUITY

The Company has authorized 100,000,000 Common Shares Series A with no voting rights and with a par value of $0.000006 per share. No shares were issued or outstanding as of November 30th, 2022.

The Company has authorized 10,000,000 Common Stock Series B with the right of 150 votes per share and with a par value of $0.000006. All Common Stock Series B shares were issued to the founder.

NOTE 7 - SUBSEQUENT EVENTS
The Company has evaluated events subsequent to November 30th, 2022, to assess the need for potential recognition or disclosure in this report. Such events were evaluated through January 6, 2023, the date these financial statements were available to be issued. No events require recognition or disclosure.

NOTE 8 - GOING CONCERN
The accompanying balance sheet has been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The entity has realized losses, incurred negative cash flows from operations, and may continue to generate losses.
During the next twelve months, the Company intends to finance its operations with funds from a crowdfunding campaign. The Company's ability to continue as a going concern in the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs. No assurance can be given that the Company will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities.

NOTE 9 - RISKS AND UNCERTAINTIES
COVID-19

The spread of COVID-19 has severely impacted many local economies around the globe. In many countries, businesses are being forced to cease or limit operations for long or indefinite periods of time. Measures taken to contain the spread of the virus, including travel bans, quarantines, social distancing, and closures of non-essential services have triggered significant disruptions to businesses worldwide, resulting in an economic slowdown. Global stock markets have also experienced great volatility and significant weakening. Governments and central banks have responded with monetary and fiscal interventions to stabilize economic conditions. The duration and impact of the COVID-19 pandemic, as well as the effectiveness of government and central bank responses remains unclear currently. It is not possible to reliably estimate the duration and severity of these consequences, as well as their impact on the financial position and results of the Company for future periods.


SIGNATURES

Pursuant to the requirements of Regulation A, the registrant has duly caused this Form 1-A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on June 22, 2023.

De3 Inc.


By:
/s/ Keith Louis De Santo

Keith Louis De Santo

Chief Executive Officer